Exhibit 99.1
NEWS RELEASE

For further information contact:
Kirk J. Meche                                    Jeffrey M. Favret
Chief Executive Officer                          Chief Financial Officer
713.714.6100                                    713.714.6100

FOR IMMEDIATE RELEASE
Thursday, July 28, 2016

GULF ISLAND FABRICATION, INC.
REPORTS SECOND QUARTER EARNINGS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $5.5 million ($0.37 diluted earnings per share) on revenue of $81.5 million for its second quarter ended June 30, 2016, compared to net income of $1.4 million ($0.09 diluted earnings per share) on revenue of $84.3 million for the second quarter ended June 30, 2015. For the six months ended June 30, 2016 and 2015, the Company reported net income of $6.5 million ($0.44 diluted earnings per share) on revenue of $165.5 million compared to net income of $1.4 million ($0.10 diluted earnings per share) on revenue of $183.6 million, respectively.

The company had revenue backlog of $157.5 million and labor backlog of approximately 1.3 million hours at June 30, 2016, including commitments received through July 28, 2016, compared to revenue backlog of $197.1 million and labor backlog of 1.7 million hours reported as of March 31, 2016. We expect to recognize revenue from our backlog of approximately $134.4 million and $23.1 million during the remainder of 2016 and during 2017, respectively.

	June 30, 2016 (1)	December 31, 2015
	(in thousands)

Cash and cash equivalents	$50,065	$34,828
Total current assets	125,584	115,869
Property, plant and equipment, net	213,689	200,384
Total assets	342,031	316,923
Total current liabilities	49,995	37,901
Total shareholders’ equity	264,904	257,197
________________
(1) Amounts include assets and liabilities acquired in connection with the LEEVAC transaction.

Our balance sheet position remains stable with $50.1 million in cash, no debt, and working capital of $75.6 million. In addition, we have $75.5 million available under our credit facility for letters of credit and $20.0 million available for general corporate uses. We will continue to monitor and maintain a conservative capital structure as we navigate through the current oil and gas downturn.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 29, 2016, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2016. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.600.4863. A digital rebroadcast of the call is available two hours after the call and ending August 5, 2016 by dialing 1.888.203.1112, replay passcode: 647355.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2016 (1)	2015	2016	2016 (1)	2015
Revenue (2)	$81,502	$84,338	$83,979	$165,481	$183,571
Cost of revenue	67,436	78,533	78,278	145,714	173,318
Gross profit	14,066	5,805	5,701	19,767	10,253
General and administrative expenses	5,062	3,726	4,485	9,547	8,019
Operating income	9,004	2,079	1,216	10,220	2,234
Other income (expense):
Interest expense	(88)	(50)	(50)	(138)	(87)
Interest income	2	7	6	8	13
Other income, net	42	17	398	440	20
	(44)	(26)	354	310	(54)
Income before income taxes	8,960	2,053	1,570	10,530	2,180
Income taxes	3,420	696	581	4,001	740
Net income	$5,540	$1,357	$989	$6,529	$1,440
Per share data:
Basic and diluted earnings per share - common shareholders	$0.37	$0.09	$0.07	$0.44	$0.10
Cash dividend declared per common share	$0.01	$0.10	$0.01	$0.02	$0.20
________________

(1)
Results of operations for the three and six months ended June 30, 2016, include the operations acquired in the LEEVAC transaction effective January 1, 2016. Revenues and net income for the three months ended June 30, 2016, attributable to LEEVAC were $17.3 million and $1.5 million, respectively. Revenue and net income for the six months ended June 30, 2016, attributable to LEEVAC were $39.1 million and $751,000, respectively.

(2)
Revenue for the three and six months ended June 30, 2016, includes the recognition of $1.5 million and $2.7 million of deferred revenue related to the values assigned to contracts acquired in the LEEVAC transaction, respectively.

Operating Segments
Backlog (in thousands)

	June 30, 2016		March 31, 2016		December 31, 2015
Segment	$'s	Labor hours	$'s	Labor hours	$'s	Labor hours
Fabrication	$41,126	431	$48,828	524	$62,006	724
Shipyards	93,912	629	119,984	843	131,660	886
Services	22,540	209	28,316	308	38,761	304
Intersegment Eliminations	(41)	—	(60)	—	(16)	—
Total Backlog	$157,537	1,269	$197,068	1,675	$232,411	1,914

Results of Operations (in thousands, except percentages)

Fabrication	Three Months Ended June 30,
	2016	2015
Revenue	$24,296	$48,365
Gross profit	3,844	210
Gross profit percentage	15.8%	0.4%

General and administrative expenses	1,666	2,194
Operating income (loss)	2,178	(1,984)

Shipyards (1)	Three Months Ended June 30,
	2016	2015
Revenue (2)	$29,373	$14,760
Gross profit (2)	5,390	1,644
Gross profit percentage	18.4%	11.1%

General and administrative expenses	1,996	420
Operating income (2)	3,394	1,224

Services	Three Months Ended June 30,
	2016	2015
Revenue	$28,692	$22,712
Gross profit	4,832	3,951
Gross profit percentage	16.8%	17.4%

General and administrative expenses	1,336	1,029
Operating income	3,496	2,922

____________

(1)
Included in our results of operations for our Shipyards segment were revenue and net income of $17.3 million and $1.5 million attributable to the operations acquired in the LEEVAC transaction for the three months ended June 30, 2016. No amounts were included in the comparable 2015 period as the LEEVAC transaction was effective January 1, 2016.

(2)	Revenue for the three months ended June 30, 2016 includes the recognition of $1.5 million of deferred revenue related to the values assigned to contracts acquired in the LEEVAC transaction.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$6,529	$1,440
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	320	400
Depreciation	12,878	13,140
Amortization of deferred revenue	(2,654)	—
Gain on sale of assets	(369)	(10)
Deferred income taxes	3,899	(715)
Compensation expense - restricted stock	1,619	1,153
Changes in operating assets and liabilities:
Contracts receivable and retainage	9,783	41,446
Costs and estimated earnings in excess of billings on uncompleted contracts	1,550	1,631
Prepaid expenses and other assets	(1,396)	946
Inventory	(1,234)	245
Accounts payable	(7,522)	(24,493)
Billings in excess of costs and estimated earnings on uncompleted contracts	247	(9,538)
Deferred revenue	(8,718)	—
Accrued employee costs	1,144	(516)
Accrued expenses	1,479	(2,803)
Accrued contract losses	(5,974)	(604)
Current income taxes	105	1,450
Net cash provided by operating activities	11,686	23,172
Cash flows from investing activities:
Capital expenditures	(3,290)	(2,953)
Net cash received in acquisition	1,588	—
Proceeds on the sale of equipment	5,548	10
Net cash provided by (used in) investing activities	3,846	(2,943)
Cash flows from financing activities:
Payments of dividends on common stock	(295)	(2,930)
Net cash used in financing activities	(295)	(2,930)
Net change in cash and cash equivalents	15,237	17,299
Cash and cash equivalents at beginning of period	34,828	36,085
Cash and cash equivalents at end of period	$50,065	$53,384